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                                  EXHIBIT 11.1

COMPUTATION OF NET LOSS PER SHARE

                                                             Year Ended
                                                    ----------------------------
                                                    December 31,    December 31,
                                                        1996          1995 (a)
                                                    ------------    ------------

Net Loss                                            ($2,334,000)      ($634,000)

Weighted average number of shares used
   in computation:
     Common Stock                                    25,444,000      10,013,000
     Preferred Stock                                          -       7,738,000

Number of common shares issued in accordance with
   Staff Accounting Bulletin No. 83                           -       4,790,000
                                                    -----------     -----------

               Total                                 25,444,000      22,541,000
                                                    -----------     -----------
                                                    -----------     -----------


Net loss per common and common equivalent share          ($0.09)         ($0.03)
                                                    -----------     -----------
                                                    -----------     -----------


(a) includes the Company's results from March 5, 1995 (inception) through December 31, 1995